Exhibit 99.1

News Release
For more information contact: Michael G. Potter Chief Financial Officer Lattice Semiconductor Corporation 503-268-8000 David Pasquale Global IR Partners 914-337-8801 lscc@globalirpartners.com

LATTICE SEMICONDUCTOR RAISES

GUIDANCE FOR FOURTH QUARTER 2009

HILLSBORO, OR – December 10, 2009 - Lattice Semiconductor (NASDAQ: LSCC) today announced updated guidance for the fourth quarter ending January 2, 2010.

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Fourth quarter revenue is now expected to increase by approximately 10% to 13% sequentially. This upward revision compares to previous guidance that fourth quarter revenue would be up 6% to 10% sequentially. The revision is based on stronger than expected turns business across most of our products.

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As the final planned step of our previously announced efforts to transition certain of our distributors from sell-in to a sell-through distribution model, in December 2009 we commenced the termination of two additional sell-in distributors in Asia. We estimate that this process will reduce revenue in the fourth quarter of 2009 by approximately an additional $1.0 million. This is in addition to the previously announced approximate $1.0 million revenue impact from the conversion of two other distributors from sell-in to sell-through. The guidance announced today includes the anticipated effect of these conversions.

•	Gross margin percentage is expected to be approximately 53% to 55% of revenue, unchanged from prior guidance.

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Total operating expenses are now expected to be approximately $26.9 million. The increase compared to prior guidance of $26.0 million is due to $0.9 million of restructuring charges related to our previously-announced July 2009 headcount reductions, the move of our warehouse to Singapore and the planned opening of an operations center in Singapore.

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Pursuant to a public tender offer, we have tendered $14.0 million par value of corporate bonds subject to credit default risk auction rate securities. The fair value of these securities as of the end of the third quarter 2009 was approximately $6.6 million. Should all of the tendered securities be accepted, we would realize a gain of approximately $2.8 million. However, we cannot guarantee that all or any of the securities will be accepted under the tender offer.

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We continue to expect to return to profitability for the fourth quarter of 2009. This is based on current views with respect to operating and market conditions, which are subject to change, and is inclusive of the additional restructuring charges not included in the previous guidance. This expectation assumes the absence of any impairment charges related to an other-than-temporary decline in fair value of auction rate securities held in Long-term marketable securities.

No conference call will be held in conjunction with this guidance update. Additional information related to the fourth quarter will be available when the Company reports its fourth quarter 2009 results.

Forward-Looking Statements

The foregoing business update contains forward-looking statements including statements relating to our business outlook: including our revenue, gross margin and operating expense expectations, our estimated restructuring charges, our estimated impact of our distribution transition on revenues for the fourth quarter of 2009, our anticipated gain from the tender of certain auction rate securities and to our expectation of a return to profitability during the fourth quarter of 2009. Lattice believes the factors identified below in connection with each such statement could cause actual results to differ materially from the forward-looking statements.

Estimates of future revenue are inherently uncertain due to, among other things, the high percentage of quarterly “turns” business, as well as such factors as the demand for our products, and our ability to supply products to customers in a timely manner. Our estimate of operating expenses could be affected by unanticipated expenses during the final month of the quarter. Our expectations with respect to restructuring of our distribution model can be adversely affected if our new distribution partners are not as successful as our former distribution partners or if the transition is not accepted by our end-user customers.

In addition to the foregoing, other factors that may cause actual results to differ materially from the forward-looking statements herein include any changes in our intentions or timing in establishing an operations center in Singapore, global economic uncertainty, overall semiconductor market conditions, our dependence on the communications end market, market acceptance and demand for our new and existing products, our dependencies on our silicon wafer suppliers, the impact of competitive products and pricing, technological and product development risks, the compromised liquidity of our auction rate securities and the other risks that are described herein and that are otherwise described from time to time in our filings with the Securities and Exchange Commission. The Company does not intend to update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Lattice Semiconductor

Lattice is the source for innovative FPGA, PLD, programmable Power Management and Clock Management solutions. For more information, visit www.latticesemi.com.

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Lattice Semiconductor Corporation, Lattice (& design) and L (& design) are either registered trademarks or trademarks of Lattice Semiconductor Corporation or its subsidiaries in the United States and/or other countries.

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